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Contact:                                                   FOR IMMEDIATE RELEASE
Julia Hallisey
Investor Relations
Tel: +1-203-504-1063

           AIRCASTLE ANNOUNCES CLOSING OF $1.17 BILLION OF ACS 2007-1
                             CLASS G-1 CERTIFICATES

Stamford, CT. June 11, 2007- Aircastle Limited (NYSE: AYR) announced today that the ACS 2007-1 Pass Through Trust (the "Trust") closed a single tranche of
$1,170,000,000 of Class G-1 Floating Rate Asset Backed Certificates, series
2007-1 (the "Certificates"). The all-in cost over the expected five year life of the Certificates, including interest rate hedges and transaction costs, is 6.20%
per annum.

ABOUT AIRCASTLE LIMITED

Aircastle Limited is a global aviation company that acquires and leases high-utility commercial jet aircraft to airlines throughout the world. As of
April 30, 2007, Aircastle had acquired and committed to acquire aviation assets having an aggregate purchase price equal to $2.5 billion and $1.4 billion, respectively, for a total of approximately $3.9 billion.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995
including, but not necessarily limited to, statements relating to our ability to close the sale of the Certificates and the timing of the closing of the sale of the Certificates. Words such as "anticipate(s)", "expect(s)", "intend(s)",
"will", "would" and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle Limited can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Aircastle Limited's expectations include, but are not limited to, our ability to satisfy conditions to closing the transactions. Such forward-looking statements speak only as of the date of this press release.
Aircastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

For more information regarding Aircastle and to be added to our email distribution list, please visit http://www.aircastle.com.